Exhibit 12.1

STANDEX INTERNATIONAL CORPORATION
Statement of Computation of Ratio of Earnings to Fixed Charges

	Year ended June 30,
(in thousands, except for rations)	2009	2008	2007	2006	2005
	_______	________	________	________	________
Earnings: Income (loss) from continuing operations before provision (benefit) for income taxes	(296)	29,743	22,536	31,963	29,857

Add: Fixed charges	7,081	10,139	9,551	8,184	6,905
	__________	___________	___________	___________	___________
Total earnings as defined	6,785	39,882	32,087	40,147	36,762
	__________	___________	___________	___________	___________
Fixed Charges Interest expense	6,532	9,510	9,025	7,681	6,493
Estimated interest component of rental expense	549	629	526	503	412
	__________	___________	___________	___________	___________
Total fixed charges	7,081	10,139	9,551	8,184	6,905
	__________	___________	___________	___________	___________
	__________	___________	___________	___________	___________
Ratio of earnings to fixed charges	(a)	3.93:1	3.36:1	4.91:1	5.32:1
	________	_________	_________	_________	_________

(a) Fixed charges exceeded earnings by $0.3 million for the year ended June 30, 2009